EXHIBIT 2.2

MUTUAL SERVICES AND TRANSITION AGREEMENT

THIS MUTUAL SERVICES AND TRANSITION AGREEMENT (this “Agreement”) dated as of the 10 day of December, 2024, but Effective January 1, 2025 (the “Effective Date”), is by and between Electrified Materials Corporation, an Indiana corporation (“SpinCo”) and American Resources Corporation, a Florida corporation (“AREC”). Each of SpinCo and AREC may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS the board of directors of AREC has determined that it is in the best interests of AREC and its shareholders to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS in furtherance of the foregoing, the board of directors of AREC has determined that it is appropriate and desirable to effect the transactions constituting the Reorganization, to transfer certain assets and liabilities to SpinCo, a majority owned Subsidiary of AREC, on the terms and subject to the conditions of this Agreement and subsequently to distribute AREC’s entire interest in SpinCo, by way of a dividend of stock to be made to holders of AREC Common Stock;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS AREC and SpinCo have prepared, and SpinCo has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning SpinCo and the Distribution;

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of AREC, SpinCo and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. Term and Termination. This Agreement shall be for an initial term of one (1) year (the “Initial Term”) and shall be automatically renewed from year to year thereafter (each, a “Renewal Term”) unless either party hereto notifies the other party in writing, at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, of its desire to terminate the Agreement. Notwithstanding anything herein to the contrary, if either party shall breach any of the terms of this Agreement and said breach shall remain uncured for a period greater than fifteen (15) days after the breaching party receives notice of such breach from the non-breaching party, then the non-breaching party shall have the right to immediately terminate this Agreement by written notice to the breaching party.

2. Services Defined. Each party agrees to make its employees, subject to availability, perform, the services indicated below (the “Services”). It is expressly agreed and understood that for purposes of this Agreement, the Services undertaken by each party shall be in the capacity of an independent contractor and that any services performed pursuant to this Agreement may be accepted or rejected by either party at its sole discretion. A non-exclusive list of services which might be provided shall include:

(a)	Technical and administrative support of the acquisition, leasing, maintenance, development, and divestiture of assets or properties;

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(b)	Professional engineering and geological services (including, surveying, mapping, estimates and royalty calculations) of real property;

(c)	Financial or accounting services;

(d)	Administrative, IT, legal, clerical, janitorial, security and warehouse management services; and

(e)

Any other services that SpinCo may reasonably request from time to time which are (i) consistent with the provisions of this Agreement, (ii) generally performed by similar businesses, and (iii) consistent with good business practices.

3. Materials and Supplies and Contracted Services. AREC shall be responsible for the actual cost of any of materials and supplies used or consumed by it in the provision of the Services, without mark-up. AREC shall also be responsible for the actual cost of any contracted services that it utilizes in performance of the Services, without mark-up. If the allocation of the cost of any of these materials and supplies or contracted services is necessary because such costs are common to the Services and other operations of either Party, then the amount allocated to each Party shall be reasonably and equitably determined.

4. Invoicing and Payment. In addition to the costs described in Section 3 above for which a Party is responsible, each Party shall submit a statement to the other Party of the percentage of each of its employees’ time utilized in performing Services for the other Party on a quarterly basis. Each Party shall pay the other Party a fee calculated as the annual base salary or compensation of each employee providing Services pursuant to this Agreement multiplied by the percentage of time for each such employee submitted in the quarterly statement. The Parties shall evaluate the costs associated with the provision of the Services on an annual basis or more frequently if warranted by a change in circumstances and if such evaluation results in a change in the cost of the Services, the requesting Party shall provide written notification of the change to the other Party, and the change in the cost of the Services shall go into effect the following calendar quarter after the provision of such notice. Each Party shall submit its written statement to the other Party quarterly for the cost of Services, as determined under this Section 4, as well as the costs described in Section 3 above for which the other Party is responsible. The invoiced Party shall pay the invoicing Party within thirty (30) days of receipt of such statement. Payment may be effected by netting each Party’s invoice. If at any time during the Initial Term or Renewal Term, the Parties share the services of a common agent or contractor to manage their respective treasury and accounting functions, that agent or contractor shall be authorized to record the appropriate payable and receivable on the accounts maintained for the parties in lieu of the invoicing and payments required under this Agreement.

5. Transition of Services. To the extent reasonably possibly by the Parties, SpinCo agrees to promptly and diligently, but by no later than by the end of the Initial Term, transition all of the Services that are shared services under this Agreement to the contractual obligation or employment of SpinCo.

6. Confidential Information. The terms and conditions set forth in this Agreement are considered by both Parties to be confidential. Neither Party shall disclose any such information to any third party without the advance written consent of the other Party, except where such disclosure may be required by law or is necessary to assert a claim or defense in judicial or administrative proceedings, in which event the Party desiring to make the disclosure shall advise the other Party in advance in writing and shall cooperate to the extent practicable to minimize the disclosure of any such information.

7. General.

(a)

Notice. Any notice, request or approval or other document required or permitted to be given under this Agreement shall be in writing unless otherwise provided herein; and shall be deemed to have been sufficiently given if delivered in person, transmitted by telegraph, or dispatched in the U.S. mails, postage prepaid, for mailing by first-class, certified or registered mail, return receipt requested, or by nationally recognized overnight courier service, addressed as follows:

If to SpinCo, addressed to:

Electrified Materials Corporation

12115 Visionary Way, Suite 174

Fishers IN 40638

Attention: Mark Jensen

If to AREC, addressed to:

American Resources Corp

PO Box 606

Fishers IN 40638

Attention: Kirk Taylor

(b)	Assignment. Neither Party may assign or transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party, except pursuant to an assignment of its interest hereunder to any affiliate. Any transfer of all or substantially all of a Party’s business or assets, whether by merger, consolidation, sale of assets, sale of stock or otherwise, without seeking the prior written consent of the other Party, will be null and void.

(c)	Arbitration. Any controversies or claims arising out of or relating to this Agreement or the breach hereof which are not resolved by negotiations between the Parties shall be resolved by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association; provided, however, the arbitrator selected shall be a person knowledgeable of the subject matter of the arbitration. Judgment may be entered on the award in any court having jurisdiction. Either Party may determine, in its sole discretion that negotiations, or continued negotiations, would be unavailing and may then proceed to demand arbitration. Unless otherwise agreed in writing by the Parties, performance of their respective obligations under this Agreement shall be continued in full by the Parties during the arbitration process. The Parties stipulate that this Agreement constitutes a contract evidencing a transaction involving commerce and that this Section is enforceable under the Federal Arbitration Act (9 U.S.C. §§ 1 et seq).

(d)	Liability and Indemnification. As between the Parties hereto, neither Party shall be liable to the other for the death of or injury to any employee of the other, or loss of or damage to the property of the other, unless caused solely by its own negligence or willful action. Each Party shall indemnify the other against any liability for any loss, damage, or injury suffered by any third party and arising out of its performance of this Agreement where such loss is caused solely by its own negligence or willful action, and the parties shall bear in proportion to its fault, as determined by final judgment or arbitration award, liability for such loss, damage or injury where caused by their joint negligence or willful actions; provided, however, neither Party shall be liable for punitive damages to the other Party, except to the extent awarded to a third party. The Parties acknowledge that they are Parties to various leases, subleases and other agreements, and that this provision shall not supersede or modify any of such separate agreements.

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(e)	Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Indiana, without giving effect to any choice of law provisions thereof.

(f)	No Third-Party Beneficiaries. This Agreement is not intended to create any third-party beneficiary rights in any person not a party to this Agreement, regardless of whether any other person may be named herein.

(g)	Severability. The provisions of this Agreement are severable and if any one or more of such provisions are determined to be void or unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

(h)	Amendments. No amendment or modification of this Agreement shall be binding unless made by a written instrument of equal formality with this Agreement and signed by both parties.

(i)	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior negotiations, understandings and writings between the Parties as to the matters covered herein.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

SPINCO:

ELECTRIFIED MATERIALS CORPORATION

/s/ Mark Jensen
By:	Mark Jensen
Its:	CEO

AREC:

AMERICAN RESOURCES CORPORATION

/s/ Kirk Taylor
By:	Kirk Taylor
Its:	CFO

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